UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Earliest Event Reported): June 6, 2008
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

(Commission File Number)	(I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650
Los Angeles, California	90049
(Address of Principal Executive Offices)	(Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
ITEM 8.01 Other Items
ITEM 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 99.1

ITEM 1.01 Entry into a Material Definitive Agreement.
     Innovive Merger Agreement
     On June 6, 2008, CytRx Corporation (“we,” “us,” “our” and “CytRx”) entered into an agreement and plan of merger with Innovive Pharmaceuticals, Inc., or Innovive, CytRx Merger Subsidiary, Inc., a wholly owned subsidiary of CytRx, which we refer to as Merger Subsidiary, and Steven Kelly, Innovive’s President and Chief Executive Officer, as representative of Innovive stockholders. Pursuant to the terms of the merger agreement, we will acquire Innovive by means of the merger of Merger Subsidiary with and into Innovive, and as a result Innovive will continue as the surviving corporation and will become a wholly owned subsidiary of CytRx.
     Under the merger agreement, CytRx will pay consideration totaling $3.0 million, plus future earnout merger consideration of up to approximately $18.3 million. At the effective time of the merger all of the outstanding shares of Innovive common stock (other than shares owned by Innovive, CytRx and Merger Subsidiary and by any stockholders who properly exercise their rights as dissenting stockholders under Delaware law), will be cancelled and converted into the right to receive from CytRx their allocable share of the merger consideration based on the fully diluted shares of Innovive at that time. The initial merger consideration will be payable in the form of shares of CytRx common stock valued at $0.94 per share, which equaled the average daily volume-weighted closing price of CytRx common stock as reported on The Nasdaq Capital Market over the ten trading days prior to June 6, 2008, the date the agreement was signed. This value is not subject to change. The earnout merger consideration is subject to the future achievement of specified net sales under the existing Innovive license agreements. The earnout merger consideration, if any, will be payable in shares of CytRx common stock, subject to specified conditions, or, at our election, in cash, or by a combination of shares of CytRx common stock and cash. CytRx common stock will be valued for purposes of any earnout merger consideration based upon the trading price of CytRx common stock at the time the earnout merger consideration is paid.
     The merger agreement contains customary representations, warranties, and covenants made by the parties, including, among others, covenants (i) to conduct their respective businesses in the ordinary course consistent with past practice during the period between the signing of the merger agreement and consummation of the merger and (ii) to not engage in certain kinds of transactions during such period.
     Completion of the merger is subject to customary closing conditions, including the absence of certain legal impediments to the merger, the effectiveness of certain filings with the Securities and Exchange Commission, or SEC, approval by Innovive’s stockholders of the merger agreement and that the Innovive shares held by any dissenting stockholders not exceed 5% of Innovive’s outstanding shares. The board of directors of Innovive unanimously approved the merger agreement and determined to recommend that Innovive stockholders approve the merger agreement. We expect to complete the merger during the third calendar quarter of 2008, with the exact timing dependent upon a number of factors.
     The merger agreement contains specified termination rights for both Innovive and us. Among other things and subject to certain conditions, (i) Innovive may terminate the merger agreement to accept a “superior proposal” (as defined in the merger agreement), and (ii) we may terminate the merger agreement if the board of directors of Innovive changes or withdraws, or fails to reaffirm, its recommendation to Innovive’s stockholders that they approve the merger agreement. In general, either Innovive or we may terminate the merger agreement if the merger has not occurred by September 30, 2008. The merger agreement further provides that, upon termination of the merger agreement under certain circumstances, Innovive may be obligated to pay us a termination fee of $1.5 million.
     The preceding summary of the merger agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the merger agreement that is attached as Exhibit 2.1 and incorporated herein by reference.
     The merger agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any factual information about CytRx or Innovive. The representations, warranties, and covenants contained in the merger agreement were made only for purposes of that agreement and as of the specific dates set forth therein, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CytRx, Innovive or any of their respective affiliates.
     Support Agreement
     Also on June 6, 2008, CytRx and Merger Subsidiary entered into support agreements with Angelo De Caro, Steven Kelly, Neil Herskowitz, J. Jay Lobell, Lindsay A. Rosenwald, M.D., and Lester Lipshutz, as investment manager or trustee of trusts established for the benefit of Dr. Rosenwald and his family, which together own beneficially a total of approximately 19.7% of Innovive’s outstanding common stock. Subject to certain exceptions, these beneficial owners agreed in the support agreements to vote their Innovive common stock in favor of the merger. In general, the support agreements may be terminated by the beneficial owners if the merger agreement is terminated as provided therein. To facilitate the support agreements, these beneficial owners also granted CytRx proxies to vote their shares with respect to the merger and the merger agreement, which proxies are irrevocable, except in the event the support agreements are terminated.
     The preceding summary of the support agreements and related proxies does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the support agreements and proxies that are attached as Exhibits 10.1 and 10.2 and incorporated herein by reference.
     Loan and Security Agreement
     Also on June 6, 2008, CytRx entered into a loan and security agreement with Innovive pursuant to which we agreed to make an initial advance to Innovive of approximately $1,733,000 to be used to pay current accounts payable and accrued expenses of Innovive. Under the loan agreement, Innovive may request that we make additional advances in the cumulative aggregate principal amount of up to approximately $3,767,000 to fund Innovive’s working capital requirements pending the meeting of Innovive stockholders at which they will be asked to act upon the merger agreement and the completion of the merger. All additional advances requested by Innovive will be at our discretion. All advances under the loan agreement will be secured by a lien on all or substantially all of Innovive’s assets, will bear interest at the rate of 12.5% per annum, and generally will be due and payable, in full, together with accrued interest, on the date of termination of the merger agreement or September 30, 2008.
     In consideration for making the initial advance and entering into the loan agreement, Innovive granted CytRx under the loan agreement a one-year option, exercisable in certain circumstances if the merger agreement is terminated by Innovive, to purchase up to 2,000,000 shares of common stock of Innovive at an exercise price of $0.01 per share.
     The preceding summary of the loan agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the loan agreement that is attached as Exhibit 10.3 and incorporated herein by reference.
Important Additional Information Regarding the Merger will be Filed with the SEC
     In connection with the merger, we will file with the SEC a registration statement on Form S-4, which will include a preliminary prospectus/proxy statement of CytRx and Innovive relating to the merger. INVESTORS AND STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PRELIMINARY PROSPECTUS/PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the prospectus/proxy statement (when available) and other documents filed by us and Innovive at the SEC’s website at http://www.sec.gov.

     This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participants in the Solicitation
     This communication is not a solicitation of a proxy from any stockholder of Innovive. However, CytRx, Innovive and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Innovive stockholders in connection with the merger. Information about the officers and directors of CytRx and their ownership of CytRx common stock is set forth in the proxy statement for CytRx’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on May 23, 2008. Information about the officers and directors of Innovive and their ownership of Innovive common stock is set forth in Innovive’s most recent Annual Report on Form 10-K, which was filed with the SEC on March 31, 2008 and amended on April 29, 2008. Investors and stockholders may obtain additional information regarding the direct and indirect interests of CytRx, Innovive and their respective officers and directors in the merger by reading the prospectus/proxy statement referred to above.
ITEM 8.01 Other Items
     A copy of the press release issued by CytRx on June 9, 2008 regarding the merger is attached hereto as Exhibit 99.1 and incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits
     The following exhibits are filed as part of this report:

2.1	Agreement and Plan of Merger, dated as of June 6, 2008, among CytRx Corporation, CytRx Merger Subsidiary, Inc., Innovive Pharmaceuticals, Inc., and Steven Kelly*

10.1	Support Agreements, dated as of June 6, 2008 among CytRx Corporation, CytRx Merger Subsidiary, Inc., and each of Angelo De Caro, Steven Kelly, Neil Herskowitz, J. Jay Lobell, Lindsay A. Rosenwald, M.D., Lester Lipshutz, as investment manager or trustee, and Paramount BioSciences, LLC

10.2	Proxies in favor of CytRx Corporation from each of Angelo De Caro, Steven Kelly, Neil Herskowitz, J. Jay Lobell, Lindsay A. Rosenwald, M.D., and Lester Lipshutz, as investment manager or trustee

10.3	Loan and Security Agreement, dated June 6, 2008, between CytRx Corporation and Innovive Pharmaceuticals, Inc.*

99.1	CytRx Corporation press release dated June 9, 2008

*	Schedules and exhibits to the agreement have been omitted pursuant to Section 601(b)(2) of Regulation S-K. CytRx Corporation agrees to furnish supplementally a copy of any omitted schedule or exhibit upon the request of the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ Steven A. Kriegsman
Steven A. Kriegsman
President and Chief Executive Officer

Dated: June 9, 2008

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 6, 2008, among CytRx Corporation, CytRx Merger Subsidiary, Inc., Innovive Pharmaceuticals, Inc., and Steven Kelly*

10.1	Support Agreements, dated as of June 6, 2008 among CytRx Corporation, CytRx Merger Subsidiary, Inc., and each of Angelo De Caro, Steven Kelly, Neil Herskowitz, J. Jay Lobell, Lindsay A. Rosenwald, M.D. and Lester Lipshutz, as investment manager or trustee

10.2	Proxies in favor of CytRx Corporation from each of Angelo De Caro, Steven Kelly, Neil Herskowitz, J. Jay Lobell, Lindsay A. Rosenwald, M.D., Lester Lipshutz, as investment manager or trustee, and Paramount BioSciences, LLC

10.3	Loan and Security Agreement, dated June 6, 2008, between CytRx Corporation and Innovive Pharmaceuticals, Inc.*

99.1	CytRx Corporation press release dated June 9, 2008

*	Schedules and exhibits to the agreement have been omitted pursuant to Section 601(b)(2) of Regulation S-K. CytRx Corporation agrees to furnish supplementally a copy of any omitted schedule or exhibit upon the request of the SEC.